EXHIBIT 99


FOR IMMEDIATE RELEASE

CONTACT:    Joseph W. Barnett
            Vice Pres./Communications
            EMCOR Group, Inc.
            (203) 849-7812



                     EMCOR GROUP, INC. COMPLETES THE SALE OF
                          JAMAICA WATER SUPPLY COMPANY
                           AND SEA CLIFF WATER COMPANY
                                           * * *
             EMCOR GROUP, INC. TO REDEEM ITS SERIES A NOTES IN FULL


NORWALK, CONNECTICUT, May 30, 1996 -- EMCOR Group, Inc. (NASDAQ: EMCG) announced today that it has completed the previously announced sale of substantially all the assets of its subsidiary Jamaica Water Supply Company to The City of New York and the Water Authority of Western Nassau County for an aggregate purchase price of approximately $179,000,000, subject to post-closing adjustments; $1,175,000 of this purchase price is being held in escrow pending determination of the post-closing adjustments. EMCOR also announced that it has completed the previously announced sale of the stock of its other water supply subsidiary Sea Cliff Water Company to a subsidiary of Aquarion Company for approximately $2,600,000, subject to post-closing adjustments; approximately $520,000 of this purchase price is being held in escrow for a period of approximately one year pending determination of the post-closing adjustments and as collateral security for certain indemnification obligations.

The sales proceeds from the sale of its assets will be applied by Jamaica Water Supply Company first to pay its liabilities and preferred stock obligations and, after satisfaction of minority stock interests in Jamaica Water Supply Company, $15,000,000 will be used to repay a portion of current indebtedness under EMCOR's working capital line and approximately $66,500,000 will be used to redeem in full EMCOR's 7% Series A Senior Notes.

EMCOR stated that approximately $2,100,000 of the proceeds from the sale of Sea Cliff Water Company would be used to redeem, in part, the 12% Subordinated Contingent Payment Notes of its subsidiary SellCo Corporation. In addition, EMCOR stated that it believes that, as the liabilities of Jamaica Water Supply Company are finally determined, its various contingent liabilities are resolved, and funds held in escrow under the sales agreements for the sale of the Jamaica Water Supply Company assets are released, additional amounts of the sales proceeds may become available from time to time for additional redemptions of the Subordinated Contingent Payment Notes of SellCo Corporation.

Frank T. MacInnis, Chairman of the Board and President of EMCOR, stated he was pleased that the Company is able to discharge its Series A Notes in full and pay-down $15,000,000 of its working capital line as a result of the sale of EMCOR's water companies. The sales, he added, bring to a close a chapter in EMCOR's history, and with its improved balance sheet, he noted, EMCOR is well positioned to refinance its working capital line and continue its growth. He also added he was happy that as a result of these transactions some of the Subordinated Contingent Payment Notes of EMCOR's subsidiary SellCo Corporation would be redeemed.

EMCOR Group, Inc. is a worldwide leader in mechanical/electrical construction and facilities management services.

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